FOR IMMEDIATE RELEASE

                      WHX ANNOUNCES MERGER OF PENSION PLANS

         NEW YORK, NY, JUNE 10, 1998 - WHX Corporation (NYSE: WHX) announced today that it has merged, subject to certain regulatory matters, its pension plan with those of its wholly owned Handy & Harman subsidiary. As a result of the merger of the plans and based on current actuarial assumptions, on a consolidated basis WHX will report a net pension liability of $12 million, compared to a net liability of $167 million prior to the merger. The merger is estimated to eliminate in excess of $135 million in cash funding obligations under the WHX pension plan over the next four years.

         Certain holders of Handy & Harman's 7.31% Senior Notes due 2004 have notified WHX of their position that any merger transaction would constitute a violation of certain covenants of the Note Purchase Agreement under which the Notes were issued. WHX has attempted to negotiate a settlement of the dispute with the Note holders and has offered to pay them their full principal amount plus accrued interest. WHX currently has in excess of $200 million of cash.

                                      # # #

         This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to develop, market and sell its products and services. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in the press release will prove to be accurate.